Exhibit 4.3

«ID» «Name»

«Deptid»

«Department_Name»

«Supervisor»

TREND MICRO INCORPORATED

SHARE SUBSCRIPTION OPTION GRANT AGREEMENT

(INCENTIVE PLAN 16TH)

TREND MICRO INCORPORATED (the “Company”) and the undersigned below (the “Optionee”) have entered into this agreement (this “Agreement”) as of the date below with respect to granting the share subscription options (the “Options”) pursuant to Article 280-19 and thereafter of the Commercial Code of Japan.

The Options to be granted to the Optionee shall be exercised in accordance with this Agreement. Any matter not covered within the scope of this Agreement shall be governed as provided for in the “TREND MICRO INCORPORATED INCENTIVE PLAN 16TH” as attached hereto (the “Plan”).

1.	Date of Grant of the Options	:	December 14, 2005

2.	Class and Number of the Shares to be Issued upon the Exercise of all Options Granted to the Optionee	:	Ordinary Shares: «Total Shares » shares

(Subject to adjustment in accordance with the provisions of the Plan.)

3.	Number of the Options to be Granted to the Optionee	:	«Assigned Blocks» Options

(Subject to adjustment in accordance with the provisions of the Plan.)

4.	Share Exercise Price	:	The amount to be paid by Optionee upon the exercise of each Share shall be ¥3,950. (Exercise Price for each Option (500 shares) is ¥1,975,000.)

(Subject to adjustment in accordance with the provisions of the Plan.)

5.	Exercise Period	:	From December 14, 2006 to December 13, 2010; provided however that the exercise by the Optionee of the Options during the Exercise Period shall be subject to the provisions of the Plan.

6.	Restrictions on the Exercise Period of the Options	:	The following shows the maximum number of Options exercisable for the Exercise Period pursuant to Article 8 of the Plan.

a. On or after December 14, 2006: «M 1st»Options b. On or after December 14, 2007: «M 2nd»Options c. On or after December 14, 2008: «M 3rd»Options d. On or after December 14, 2009: «M 4th»Options

7.	Conditions on the Exercise of the Options	:	The following is a summary of certain conditions on the exercise of Options specified in Article 9 of the Plan:

(1) Exercise of Options Upon Termination of Employment Other Than Reason of Incapability Due to Physical Disability or Due to Death

If the Optionee loses his/her position as a director, employee or adviser of the Company or a subsidiary of the Company (hereinafter in this clause referred to as the “Prior Position”), such Optionee may exercise the Options, to the extent that the Option is vested and exercisable on the date of termination (in accordance with the provisions of Article 8 of the Plan), only during a period of forty-five (45) days from the day on which such Optionees loses its Prior Position, unless there is a special reason, which the Board of Directors of the Company deems valid, such as the provision of this clause being in violation of any forcible laws of the country in which Optionee resides, but in no event later than the expiration of the term of the Option as provided in Section 5 of this Agreement. If, on the date of termination, an Optionee is not vested as to an entire Option, the unvested portion of the Option shall be forfeited. If, after termination, the Optionee does not exercise all or part of a vested Option with in the time specified in Article 9 (1) of the Plan, the Options will be forfeited.

(2) Exercise of Options Upon Termination of Employment for Reason of Incapacity Due to Physical Disability

If the Optionee loses his/her Prior Position for the reason of incapacity due to physical disability, such Optionee may exercise the Options, to the extent that the Option is vested and exercisable on the date of termination (in accordance with the provisions of Article 8 of the Plan), only during a period of six (6) months from the day on which such Optionee loses its Prior Position unless there is a special reason, which the Board of Directors of the Company deems valid, such as the provision of this clause being in violation of any forcible laws of the country in which the Optionee resides, but in no event later than the expiration of the term of the Option as provided in Section 5 of the Agreement. If, on the date of termination, an Optionee is not vested as to an entire Option, the unvested portion of the Option shall be forfeited. If, after termination, the Optionee does not exercise all or part of a vested Option within the time specified in Article 9 (2) of the Plan, the Options will be forfeited.

(3) Exercise of Options Upon Termination of Employment Due to Death

In the Event of death of the Optionee before the date on which such Optionee may exercise the Options (as provided in the provisions of Section 5 hereof), the Optionee’s legal guardian or the Optionee’s estate or a person who acquires the right to exercise the Option by bequest or inheritance (the “Beneficiary”) as applicable may not exercise the Options. In the Event of death of the Optionee on or after the date on which such Optionee may exercise the Options (as provided in the provisions of Section 5 hereof), Optionee’s Beneficiary may exercise the Options, to the extent that the Option is vested and exercisable on the date of termination (in accordance with the provisions of Article 8 of the Plan), only during a period of six (6) months from the day of death of such Optionee unless there is a special reason, which the Board of Directors of the Company deems valid, such as the provision of this clause being in violation of any forcible laws of the country in which the Optionee resides, but in no event later than the expiration of the term of the Option as provided in Section 5 of this Agreement. If, on the date of termination, an Optionee is not vested as to an entire Option, the unvested portion of the Option shall be forfeited. If, after termination, the Optionee’s legal guardian, estate or Beneficiary, as applicable, does not exercise all or part of a vested Option within the time specified in Article 9 (3) of the Plan, the Options will be forfeited.

8.	Responsibility for Taxes	:

The parties hereto recognize that any of the Optionee’s employer (the “Employer”) or the Company Group may be obligated to withhold federal, state and/or local income taxes and social insurance taxes in connection with the Optionee’s participation in the Plan. Regardless of any action the Company Group takes with respect to any or all income tax, social insurance, payroll tax, payment on account obligation or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and that the Company Group (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

Prior to exercise of the Option, the Optionee shall pay or make adequate arrangements satisfactory to the Company Group to satisfy all withholding and payment on account obligations of the Company Group. In this regard, the Optionee authorizes the Company Group to withhold all applicable Tax-Related Items legally payable by the Optionee from the Optionee’s wages or other cash compensation paid to the Optionee by the Company Group or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Company Group may (1) sell or arrange for the sale of shares that the Optionee acquires to meet the withholding and payment on account obligation for Tax-Related Items, and/or (2) withhold in shares, provided that the Company Group only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, the Optionee shall pay to the Company Group any amount of Tax-Related Items that the Company Group may be required to withhold as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items as described in this section.

Any taxes payable on the transfer of securities or any other taxes payable in connection with the grant of the Options shall be paid by the Optionee, and none of the Company Group shall have any responsibility to the Optionee for any such amounts.

9.	Nature of Grant	:	In accepting the grant, the Optionee acknowledges that:

a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;

b)      the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

d)      the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment relationship at any time with or without cause;

e) the Optionee is voluntarily participating in the Plan;

f)      each Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company Group, and which is outside the scope of the Optionee’s employment contract, if any;

g)      the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

h)      in the event that the Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with any member of the Company Group;

i) the future value of the underlying shares is unknown and cannot be predicted with certainty;

j) if the underlying shares do not increase in value, the Options will have no value;

k) if the Optionee exercises his or her Options and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

l)       in consideration of the grant of Options, no claim or entitlement to compensation or damages shall arise from termination of the Options or diminution in value of the Options or shares purchased through exercise of the Options resulting from termination of Optionees employment by Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company Group from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Optionee shall be deemed irrevocably to have waived my entitlement to pursue such claim; and

m)    notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Optionee’s employment, the Optionee’s right to receive Options and vest in Options under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Optionee’s right to exercise the Options after termination of employment, if any, will be measured by the date of termination of the Optionee’s active employment and will not be extended by any notice period mandated under local law.

10.	Data Privacy	:	The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement by and among, as applicable, the Employer and other members of the Company Group for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company Group hold certain personal information about him or her, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential third-party recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares of stock acquired upon exercise of the Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

11.	Severability	:	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.	Language	:	If Optionee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

13.	Electronic Delivery	:	The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request my consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Company or another third party designated by Company.

By executing this Agreement, I agree to exercise the Options in accordance with the provisions set forth in this Agreement and the Plan.

Name of Optionee:	«Name»
Employee ID:	«ID»
Address:

Date:	December 14, 2005

Signature:

The Company agrees as foregoing.

Company:	TREND MICRO INCORPORATED

Shinjuku MAYNDS Tower, 2-1-1 Yoyogi Shibuya-ku, Tokyo, Japan

President and Representative Director: Eva Chen

TREND MICRO INCORPORATED

INCENTIVE PLAN 16TH

Article 1 Purpose and Eligibility

The purpose of this “TREND MICRO INCORPORATED INCENTIVE PLAN 16TH” (this “Plan”) is, by means of granting, free of charge, share subscription options (shinkabu-yoyaku-ken) as stock options (the “Options”) to directors, employees and advisers of TREND MICRO INCORPORATED (the “Company”) or the subsidiaries of the Company, as well as to persons who are expected to be hired as employees, and pursuant to Article 280-19 and thereafter of the Commercial Code of Japan (the “Commercial Code”), to increase the desire and morale of such persons to work to improve the business results of the group companies of the Company, thereby both strengthening a shareholder interest-based business expansion and increasing shareholder value. This Plan provides for the Options, based on the resolution at the ordinary general meeting of shareholders of the Company held on March 25, 2005 (the “Shareholder Resolution”) and the resolution of the Board of Directors of the Company.

Article 2 Grant of the Option

In accordance with the Shareholder Resolution and the resolution of the Board of Directors of the Company, the Company shall enter into a “TREND MICRO INCORPORATED SHARE SUBSCRIPTION OPTION GRANT AGREEMENT (INCENTIVE PLAN 16TH)” (the “Agreement”) with each person who is to receive a grant of Options (each, an “Optionee”) and shall grant the Options. The shares to be issued upon the exercise of the Options shall be ordinary shares of the Company.

Article 3 Administration

(1)	Board Administration

The Plan shall be administered by the Board of Directors of the Company.

(2)	Board Responsibilities

Subject to the Shareholder Resolution, applicable laws, regulations and the provisions of the Plan and the procedures required thereunder, the Board of Directors of the Company shall have full authority and discretion to take the following actions:

(a)	To interpret the Plan and to apply its provisions;

(b)	To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(c)	To determine when Options are to be granted under the Plan;

(d)	To select the Optionees;

(e)	To determine the number of Options to be distributed to the Optionees;

(f)	To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price;

(g)	To amend or terminate any outstanding Agreement and, as permitted under applicable law, modify, extend, assume or repurchase any outstanding Option;

(h)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan and any Option;

(i)	To prescribe the methods for the grant of each Option under the Plan and to determine the adequacy of such methods; and

(j)	To take any other actions deemed necessary or advisable for the administration of the Plan.

All decisions, interpretations and other actions of the Board of Directors of the Company shall be final and binding on all Optionees. No member of the Board of Directors of the Company shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any Option.

Article 4 Total Number of Options and Option Shares to be Issued

(1)	Total Number of Shares and Options to be Issued

The number of shares to be issued upon the exercise of the Options (the “Option Shares”) shall not exceed 2,500,000 shares in total.

The total number of Options to be issued under this Plan shall not exceed 5,000 Options (for each Option the number of Option Shares shall be 500 shares; provided, however, that in the case of any adjustment to the number of shares as provided for in Article 4(2), the number of Option Shares shall be adjusted in the same manner).

(2)	Adjustments

In the event of a stock split or consolidation by the Company, the number of Option Shares shall be adjusted in accordance with the following formula; provided, however, that such adjustment shall be made with respect to the number of Option Shares for the Options which have not been exercised at that time and the adjusted number of Option Shares shall be rounded downward to the nearest one share.

Number of Option Shares after Adjustment	=	Number of Option Shares before Adjustment	X	Ratio of Stock Split or Consolidation

In addition, the Company may adjust the number of Option Shares in the event that the Options are succeeded to as a result of a merger or amalgamation between the Company and another company, the Company becomes a wholly-owning company as a result of a share exchange with another company, the Company makes a spin-off or a split-out of the Company, or upon any other occasion where adjustment to the number of Option Shares deemed necessary by the Company.

Article 5 Issue Price of the Option

The Options shall be issued free of charge.

Article 6 Exercise Price of the Options

The amount to be paid per share upon the exercise of the Options (the “Exercise Price”) shall be the closing price of ordinary transactions in the Company’s ordinary shares on the Tokyo Stock Exchange on the date of grant of the Options (or if there are no transactions on such day, then the closing price on the nearest immediately preceding day for such transactions).

However, if such amount falls below the average of the daily closing prices (including quotations) of ordinary transactions of the Company’s ordinary shares on the Tokyo Stock Exchange for the 30 trading days (exclusive of days without a closing price) commencing on the 45th trading day prior to the day next following the date of grant of the Options, with any fraction of one yen rounded upward to the nearest yen, then the Exercise Price shall be such average.

In the event of a stock split or consolidation by the Company, the Exercise Price shall be adjusted in accordance with the following formula, with any fraction of one yen rounded upward to the nearest yen:

Adjusted Exercise Price	=	Exercise Price before Adjustment	X	1
Ratio of Stock Split or Consolidation

In the event of issuance of new shares or disposition of own shares by the Company (excluding issuance or disposition of shares upon exercise of (i) share subscription options, (ii) warrants issued under Article 280-19 of the Commercial Code before the amendment effective April 1, 2002 or (iii) warrants relating to bonds with warrants issued under Article 341-8 of the Commercial Code before such amendment) at a price less than the market price, the Exercise Price shall be adjusted in accordance with the following formula, with any fraction of one yen rounded upward to the nearest yen:

				Number of Previously Issued Shares		Number of Newly Issued Shares	X	Amount to be Paid per Share
Adjusted Exercise Price	=	Exercise Price before Adjustment	X		+	Stock Price before New Issuance
				Number of Previously Issued Shares		+	Number of Newly Issued Shares

As used in the above formula, the “Number of Previously Issued Shares” means the total number of the issued shares less the shares owned by the Company. If the Company is to dispose of its own shares, the “Number of Newly Issued Shares” shall be rephrased with the “Number of Disposed Shares” and the “Stock Price before New Issuance” shall be rephrased with the “Stock Price Before Disposition”, respectively.

In addition, the Company may adjust the Exercise Price in the event that the Options are succeeded to as a result of a merger or amalgamation between the Company and another company, the Company becomes a wholly-owning company as a result of a share exchange with another company, the Company makes a spin-off or split-out of the Company, or upon any other occasion where adjustment to the number of Option Shares deemed necessary by the Company.

Article 7 Method of Exercise of the Options

Optionees shall comply with the following requirements at the time of the exercise of an Option:

(1)	submit to the relevant business section of the Company, or, for Optionees located outside of Japan, to the relevant business section of a subsidiary of the Company, an Option exercise request in the form specified by the Company; and, further, submit a copy of the form to the broker designated by the Company;

(2)	pay in full the Exercise Price of the Options to the payment place as provided herein;

(3)	the handling office for the payment of Exercise Prices of the Options shall be the TOKYO-EIGYOU BU of Mitsubishi UFJ Trust and Banking Corporation and such other financial institution as the Company may designate separately; and

(4)	open a custody account in the name of the Optionee with the securities company designated by the Company and receive the shares from the Company and/or the proceeds of the sale of such shares through such account.

Article 8 Exercise Period of the Options

The exercise period for the Options shall be from December 14, 2006 to December 13, 2010; provided, however, that with regard to the exercise of the Options during such period, the Company may provide in the Agreement for restrictions on the number of Options that may be exercised, in accordance with the criteria set forth below. In such case, the Optionees shall be entitled to exercise the Options to the extent of the number thereof as are vested as specified in the Agreement and below:

(1)	On or after December 14, 2006 (the “First Start Date”) up to December 13, 2007: Up to one-fourth (1/4) of the aggregate number of the applicable Options;

(2)	On or after December 14, 2007 (the “Second Start Date”) up to December 13, 2008: Up to two-fourths (2/4) of the aggregate number of the applicable Options;

(3)	On or after December 14, 2008 (the “Third Start Date”) up to December 13, 2009: Up to three-fourths (3/4) of the aggregate number of the applicable Options;

(4)	On or after December 14, 2009 (the “Fourth Start Date”) up to December 13, 2010: Up to all of the aggregate number of the applicable Options.

Article 9 Conditions on the Exercise of the Options

(1)	Exercise of Options Upon Termination of Employment Other Than Due to Death

If the Optionee loses its position as a director, employee or adviser of the Company or a subsidiary of the Company (hereinafter in this clause referred to as the “Prior Position”), such Optionee may exercise the Options, to the extent that the Option is vested and exercisable on the date of termination (in accordance with the provisions of Article 8 above), only during a period of forty-five (45) days from the day on which such Optionees loses its Prior Position, unless there is a special reason, which the Board of Directors of the Company deems valid, such as the provision of this clause being in violation of any forcible laws of the country in which Optionee resides, but in no event later than the expiration of the term of the Option as provided in Section 5 of this Agreement. If, on the date of termination, an Optionee is not vested as to an entire Option, the unvested portion of the Option shall be forfeited. If, after termination, the Optionee does not exercise all or part of a vested Option with in the time specified in this Article 9 (1), the Options will be forfeited.

(2)	Exercise of Option Upon Termination of Employment for Reason of Incapacity Due to Physical Disability

If the Optionee loses its Prior Position for the reason of incapacity due to physical disability, such Optionee may exercise the Options, to the extent that the Option is vested and exercisable on the date of termination (in accordance with the provisions of Article 8 above), only during a period of six (6) months from the day on which such Optionee loses its Prior Position unless there is a special reason, which the Board of Directors of the Company deems valid, such as the provision of this clause being in violation of any forcible laws of the country in which the Optionee resides, but in no event later than the expiration of the term of the Option as provided in Section 5 of this Agreement. If, on the date of termination, an Optionee is not vested as to an entire Option, the unvested portion of the Option shall be forfeited. If, after termination, the Optionee does not exercise all or part of a vested Option within the time specified in this Article 9 (2), the Options will be forfeited.

(3)	Exercise of Options Upon Termination of Employment Due to Death

In the Event of death of the Optionee before the start date on which such Optionee may exercise the Options, the Optionee’s legal guardian or the Optionee’s estate or a person who acquires the right to exercise the Option by bequest or inheritance (the “Beneficiary”) as applicable may not exercise the Options. In the Event of death of the Optionee on or after the start date on which such Optionee may exercise the Options, its Beneficiary may exercise the Options, to the extent that the Option is vested and exercisable on the date of termination (in accordance with the provisions of Article 8 of the Plan), only during a period of six (6) months from the day of death of such Optionee unless there is a special reason, which the Board of Directors of the Company deems valid, such as the provision of this clause being in violation of any forcible laws of the country in which the Optionee resides, but in no event later than the expiration of the term of the Option as provided in Article 8 above. If, on the date of termination, an Optionee is not vested as to an entire Option, the unvested portion of the Option shall be forfeited. If, after termination, the Optionee’s legal guardian, estate or Beneficiary, as applicable, does not exercise all or part of a vested Option within the time specified in this Article 9 (3) the Options will be forfeited.

(4)	Leave of Absence

Except as otherwise required by local law, an Optionee may not exercise the Options during the period of a leave of absence, except in the event that the Optionee in advance has notified the Company of the reasons for such leave and the Representative Director of Company has acknowledged that the reason is appropriate.

(5)	Restrictions on Pledge or Transfer

Any pledge or other disposition of the Options is not permitted and will not be recognized by the Company. An Optionee may not transfer or assign an Option unless the Board of Directors of the Company approves such a transfer. An Option may only be exercised during the lifetime of the Optionee by him or her or by his or her guardian, legal representative or permitted assignee.

(6)	No Rights as a Shareholder

An Optionee shall not be entitled to exercise any rights as a shareholder with respect to any of the Option Shares until he or she exercises his or her Option as provided in Article 7.

(7)	Dividend Accrual Date

The first dividends or interim dividends on new shares issued upon exercise of the Options shall be paid as if the exercise of the Options became effective on January 1, in the case of Options exercised from January 1 to June 30, or as if the exercise of the Options became effective on July 1, in the case of Options exercised from July 1 to December 31.

(8)	Portion of the Issue Price of each Share to be Issued upon Exercise of the Options that will not be Transferred to Capital

An amount multiplied by 0.5 the issue price of each share to be issued, with any fraction of one yen discarded.

Article 10 Events and Conditions of Cancellation of the Options Upon a Merger or Other Corporate Transaction

The Company may cancel the Options without any charge, in the event that any merger agreement as a result of which the Company will be dissolved is approved, or if any stock exchange or stock transfer agreement as a result of which the Company becomes a wholly-owned subsidiary is approved by a shareholders meeting. In such case, the Company shall, as the necessity arises, give adequate notice to the Optionees so that the Optionees will not be unduly deprived of their opportunities to exercise the Options. In such case the Company may make an aggregate cancellation after the exercise period provided in the notice has expired.

Article 11 Certificates Representing the Options

The Company shall not issue a certificate or certificates representing the Options except in the event of a request by the Optionee.

Article 12 Taxes and Expenses

The Optionees shall be responsible for any and all taxes, costs and expenses arising from the exercise of the Options, the sale, custody and administration of the Company’s shares obtained by such exercise and the delegation thereof. The Optionees shall not be entitled to receive any of the Option Shares until they have paid, or made arrangements satisfactory to the Company or a subsidiary of the Company to pay, all such taxes, costs and expenses.

Article 13 Securities Law and Other Regulations

(1)	An Option may not be exercised if such exercise would be in violation of any applicable domestic or foreign laws, rules or regulations.

(2)	If any report to the regulatory authority or other process is required with regard to the granting of the Options pursuant to the securities laws or other regulations of a country of domicile of any Optionee, the granting of the Options shall be conditioned on the completion of such report or process.

Article 14 Amendment to this Plan

(1)	The Company by its Board of Directors or a delegatee may adopt such sub-plans, country-specific modifications to the Agreement, procedures and rules as necessary or desirable to comply with local or foreign laws or other applicable laws, regulations and rules.

(2)	The Company by its Board of Directors or a delegatee may amend the Plan from time to time subject to the requirements of applicable laws, regulations and rules and the procedures required thereunder.

Article 15 Governing Law and Jurisdiction

The Agreement and this Plan shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have exclusive jurisdiction over any dispute in relation to the Agreement and this Plan.